SCHEDULE 14A
                              (Rule 14a-101)
                  INFORMATION REQUIRED IN PROXY STATEMENT
                         SCHEDULE 14A INFORMATION

                 Proxy Statement Pursuant to Section 14(a)
                  of the Securities Exchange Act of 1934

Filed by the Registrant [x]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ]   Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]   Definitive Proxy Statement
[x]   Definitive Additional Materials
[ ]   Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                                Echlin Inc.
             ------------------------------------------------
             (Name of Registrant as Specified in Its Charter)




             ------------------------------------------------
 (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[x]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
     (1)  Title of each class of securities to which transaction applies:                 ------------

     (2)  Aggregate number of securities to which transaction applies:                    ------------

     (3)  Per unit price or other underlying value of transaction computed pursuant to
          Exchange Act Rule 0-11 (set forth the amount on which the filing fee is
          calculated and state how it was determined):                                    ------------

     (4)  Proposed maximum aggregate value of transaction:                                ------------

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials.                                      ------------

[ ]  Check box if any part of the fee is offset as provided by Exchange Act Rule
     0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.
     Identify the previous filing by registration statement number, or the Form or
     Schedule and the date of its filing.
     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:                                                                    March 13, 1998
                                                                                         --------------

                   CHANGE THE LAW TO PROTECT CONNECTICUT JOBS


                                  Larry McCurdy


         When John Blystone, chief executive officer of SPX Corporation, announced its hostile takeover attempt on Echlin, he gloated that he would be able to exploit a "hole" in Echlin's defenses based upon a current feature in Connecticut's business statutes. He was right: He did find a weakness -- one that we do not believe is consistent with the intent behind Connecticut's law.

         Many in the legislature, in a bipartisan effort, have rallied to support us and promote a narrow legislative change that will protect a thousand Connecticut jobs. But now Mr. Blystone cries foul and berates Connecticut for what he calls abusive corporate governance.

         The fact is, supporters of the bill that would give Echlin protection from a hostile takeover are merely seeking to implement a change to state law that will preserve the integrity of legislation that has been on the books for fully a decade.

         We witnessed abuses during the go-go '80s, when many U.S. companies were taken over by raiders who stripped them of assets and overloaded them with debt. That left a wake of unemployment by cutting American business muscle, as well as fat, under the banner of "Quick Gains Above All Else." Connecticut determined that this extreme financial engineering was not healthy for our state -- that we needed some reasonable checks and balances.

         In the realm of mergers and acquisitions, the State determined that a corporation had to consider the impact of a business combination on all constituents -- long-term and short-term shareholders, employees, customers, suppliers and local communities. After all, the corporation is a creature empowered by the state, and it cannot pretend to exist in a vacuum.

         Connecticut's legislature determined that, because there was such potential for abuse, business combinations first had to receive approval from the target company's board of directors before receiving approval from shareholders. The board was charged with evaluating the proposal in light of the interests of all the company's constituents.

         The new law does not prevent deals -- even hostile takeovers such as the one SPX is pursuing -- nor does it keep shareholders from realizing the highest value for their holdings. It does mean that a board independent of the raider should evaluate the proposed takeover, as well as alternatives. That is not an unreasonable request.

         But SPX is taking advantage of another Connecticut law -- that a special shareholder meeting can be called by 35 percent of a company's shareholders, and at that meeting, if at least 50 percent of the company's shares are represented, a majority vote can replace the board. Through that mechanism, by garnering little more than 25 percent of the company's total shareholder votes, SPX, or any other raider, can toss out a duly elected board and replace it with one that is solely dedicated to rubber-stamping its pre-ordained plan. With this conflict of interest, how can a takeover board carry out what should be its proper duties under state law? This could not have been what Connecticut business statutes originally intended.

         I know that Mr. Blystone has made protestations that he is not a raider and this is not a hostile offer. He can give himself whatever labels he likes, but I don't find them very credible. He has also stated that he will cut 3,000 jobs from Echlin but maintain operations here in Connecticut. However, we have run the numbers and we know that he cannot achieve the cost savings he is trumpeting without slashing employment in Connecticut.

         Just the other day, at public hearings in Hartford on the proposed legislation, one legislator asked Mr. Blystone if he knew what Echlin makes at our Connecticut manufacturing facility. He could not answer the question. That was frightening, coming from someone who claims to understand how to improve Echlin's performance. Worse, it spoke volumes for his credibility as to what his plans are for Echlin's operations --either in Connecticut or anywhere else.

         We believe the state is absolutely correct in insisting upon being responsible to all constituencies. We are completely committed to growing our business while respecting the law. Mr. Blystone's hostile efforts put that commitment at extreme risk.


         Larry McCurdy is chairman, president and chief operating officer of Echlin Inc. in Branford